Exhibit 10.4

CONFIDENTIAL

February 28, 2024

First Advantage Holdings, LLC

1 Concourse Parkway NE, Suite 200

Atlanta, GA 30328

Attention: David Gamsey

Project Starter
Incremental Facilities Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (through itself or one of its affiliates, “BofA Securities”), Barclays Bank PLC (“Barclays”), Bank of Montreal (“Bank of Montreal”), BMO Capital Markets Corp. (“BMOCM” and, together with BMO, “BofM”), Jefferies Finance LLC (“Jefferies”), Royal Bank of Canada (“Royal Bank”) and RBC Capital Markets1 (“RBCCM” and, together with Royal Bank and its affiliates, “RBC”; RBC, together with Bank of America, BofA Securities, Barclays, BofM, Jefferies and any additional commitment parties added pursuant to the terms hereof, “we”, “us” or the “Commitment Parties”) that First Advantage Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower” or “you”) intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit C (together with this commitment letter and the Term Sheet, the “Commitment Letter”) or in the Existing Credit Agreement (as defined below). It is hereby understood and agreed that (i) the Acquisition will constitute a “Limited Condition Transaction” under and as defined in the Existing Credit Agreement, (ii) this Commitment Letter constitutes an LCT Election under and as defined in the Existing Credit Agreement and (iii) the date of your acceptance of this Commitment Letter (the “Signing Date”) (which Signing Date also is the date that the definitive Acquisition Agreement is executed by the parties thereto) shall be an LCT Test Date under and as defined in the Existing Credit Agreement for purposes of determining (i) the First Lien Leverage Ratio as calculated pursuant to clause (c) of the Incremental Cap (as defined in the Existing Credit Agreement) and (ii) whether an Event of Default under clauses (a), (b), (h) or (i) of Section 7.01 of the Existing Credit Agreement has occurred and is continuing or would result from the incurrence of the Incremental Term Loan Facility and the Incremental Revolving Commitments (this sentence, the “Limited Condition Transaction Provision”).

1.
Commitments.

In connection with the Transactions, each of Bank of America, Barclays, BMO, Jefferies and Royal Bank is pleased to advise you of its several, and not joint, commitment to (a) provide 25%, 25%, 16.7%, 16.7% and 16.7%, respectively, of the aggregate principal amount of the Incremental Term Loan Facility and the Incremental Revolving Commitments and (b) consent to the Revolver Extension (it being understood and agreed that the commitment of each Commitment Party in this clause (b) relates only to the Revolving Commitment (including the Incremental Revolving Commitment) of such Commitment Party (or its affiliate) and this Commitment Letter does not create or represent a commitment to extend the Revolving Commitment of any Revolving Lender that is not (or whose affiliate is not) a Commitment

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Party). Bank of America, Barclays, BMO, Jefferies and Royal Bank, collectively with any other initial lenders added pursuant to the terms hereof, are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender”.

2.
Titles and Roles.

It is agreed that (i) each of BofA Securities, Barclays, BMOCM, Jefferies and RBCCM will act as a joint lead arranger for the Facilities (together with any other lead arranger for each of the Facilities, if any, appointed pursuant to the terms hereof, each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) and (ii) each of BofA Securities, Barclays, BMOCM, Jefferies and RBCCM will act as a joint bookrunner for each of the Facilities (together with any other bookrunner for each of the Facilities, if any, appointed pursuant the terms hereof, each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”). It is further agreed that (a) BofA Securities shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other marketing materials in respect of Facilities and (b) the other Lead Arrangers will be listed in alphabetical order to the right of BofA Securities in any Information Materials and all other marketing materials in respect of the Facilities. Except as set forth below, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and, with respect to the Facilities, no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter (as defined below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and the Lead Arrangers (as defined in the Fee Letter referred to below) shall so agree; provided that you may, on or prior to the date which is 20 business days after the date of your acceptance of this Commitment Letter, appoint one or more additional joint bookrunners, arrangers, agents, co-agents, managers or co-managers for the Facilities (“Additional Commitment Parties”), and award such Additional Commitment Parties titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any Additional Commitment Parties or confer other titles in respect of the Facilities, then, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lenders in respect of the Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such Additional Commitment Parties (or their relevant affiliates) in respect of such Facility, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of such Facility at such time (excluding any Additional Commitment Party that becomes a party hereto pursuant to this proviso) on a pro rata basis according to the respective amounts of their commitments, upon the execution and delivery by such Additional Commitment Party (and any relevant affiliate) of customary joinder documentation pursuant to which such Additional Commitment Party becomes party to this Commitment Letter and the Fee Letter and, thereupon, each such Additional Commitment Party (and any relevant affiliate) shall constitute a “Commitment Party”, a “Lead Arranger” and/or “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any Additional Commitment Party for the Facilities in accordance with the immediately preceding proviso, (a) the aggregate underwriting economics payable to all such Additional Commitment Parties (or any relevant affiliate thereof) in respect of the Facilities shall not exceed 20% of the total underwriting economics which would otherwise be payable to the Commitment Parties in respect of the Facilities pursuant to the Fee Letter and no such Additional Commitment Party shall have more economics with respect to any Facility than the Commitment Party parties to this Commitment Letter as of the date hereof, (b) each Additional Commitment Party (or its relevant affiliates) shall assume a proportion of the commitments with respect to the Facilities that is equal to the proportion of the economics allocated to such Additional Commitment Party and (c) each Additional Commitment Party (or its relevant affiliate) shall commit to a ratable share of the Incremental Term Loan Facility and the Incremental Revolving Commitments.

3.
Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to any Disqualified Lender (as defined in the First Lien Credit Agreement, dated as of January 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) among Fastball Parent, Inc., a Delaware corporation (“Holdings”), the Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent and an Issuing Bank).

Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (but subject to Section 2 above), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Acquisition and the funding under the Incremental Term Loan Facility (the date of such consummation and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the funding of the Incremental Term Loan Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the funding of the Incremental Term Loan Facility and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the effectiveness of the Facilities Documentation on the Closing Date or the availability or funding of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly (taking into account the expected timing of the Acquisition) after your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the applicable Facilities is achieved and (ii) the 30th day following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor (as defined in the Existing Credit Agreement), (b) direct contact between senior management, certain representatives and certain advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and locations to be mutually agreed upon, (c) your and the Sponsor’s assistance in the preparation of the Information Materials (as defined below) and such other customary marketing materials as you and we shall reasonably determine are necessary in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of the general syndication of the Facilities, public ratings for the Incremental Term Loan Facility from at least two of S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings Inc., and a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of no more than one telephonic meeting of prospective Lenders at a time to be mutually agreed upon, and (f) ensuring there being no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you or any of your subsidiaries, and after using your commercially reasonable efforts, to the extent practical, appropriate and reasonable and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target or any of its subsidiaries, being offered, placed or arranged (other than (A) the Facilities and (B) any indebtedness of the Target and its subsidiaries permitted to be incurred or to remain outstanding on the Closing Date under the Acquisition Agreement) without the written consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the Facilities (it is understood that your, the Target’s and your and its respective subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities, including the revolving facilities under the Existing Credit Agreement and the Existing Target Credit Agreement, and ordinary course capital lease, or purchase money and equipment financings (any such debt, “Ordinary Course Indebtedness”) will not be deemed to materially and adversely impair the primary syndication of the Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the obtaining of public ratings or the compliance with any of the provisions set forth in this paragraph, including in any of clauses (a) through (f) above or the next succeeding paragraph, shall constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or its respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be the publicly filed historical financial statements of the Borrower and the Target (or, in each case, a parent entity thereof) as set forth in the Existing Credit Agreement and the Existing Target Credit Agreement.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the third preceding paragraph and your rights of appointment set forth in the fourth preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

You hereby acknowledge that (a) the Lead Arrangers will make available customary financial estimates, forecasts and other projections (such estimates, forecasts and other projections delivered to us by you, the “Projections”) and other customary marketing materials as you and we shall determine to be appropriate, including a customary lender presentation to be used in connection with the syndication of the Facilities (the “Lender Presentation”) (such Projections, other marketing materials and the Lender Presentation, collectively with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you,

Holdings, the Target or your or their respective subsidiaries or securities for purposes of United States federal and state securities laws or (iii) constitutes information of the type that is included by you or the Target in any filings with the Securities and Exchange Commission (the “SEC”) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market related activities with respect to you or the Target or your or the Target’s respective subsidiaries or securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

You agree to assist us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of Public Side Information with respect to you or the Target or your or the Target’s respective subsidiaries or securities to Public Siders. It is understood that in connection with your assistance described above, customary authorization letters executed and delivered by you and/or the Target (which shall include a customary negative assurance representation) will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any Private Side Information (other than information about the Transactions or the Facilities) and exculpate you, the Sponsor, the Target and us and our affiliates with respect to any liability related to the use of the contents of the Information Materials or related marketing materials by the recipients thereof. Before distribution of any Information Materials you agree, at our reasonable request, to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) publicly filed financial statements of you and the Target or your or its respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

4.
Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Parties directly or indirectly by you, the Target or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole and together with the reports and other information filed by you and the Target (or, in each case, your affiliates) with the SEC (including the risk factors therein), is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances). In arranging and syndicating the Facilities, the Lead Arrangers (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5.
Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6.
Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to (a) the applicable conditions expressly set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto and (b) the applicable conditions expressly set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the Administrative Agent, each Initial Lender and each other party thereto will execute and deliver the Facilities Documentation to which it is a party and the funding of the Facilities shall occur; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to you or the Target or your or its respective subsidiaries or businesses or otherwise, the making and accuracy of which shall be a condition to the availability and funding of the Facilities and the effectiveness of the Revolver Extension on the Closing Date shall be (a) such of the representations and warranties (if any) made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable notice and cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition or otherwise results in a failure of a condition precedent in the Acquisition Agreement (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined in the Existing Credit Agreement; provided that, for purposes of the Limited Conditionality Provisions, the term “Target” as used in such Specified Representations shall mean the Target as defined in this Commitment Letter) in all material respects and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Facilities and the effectiveness of the Revolver Extension on the Closing Date if the applicable conditions expressly set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto and in Exhibit C hereto are satisfied (or waived by the Commitment Parties) (it being understood that the provision and/or perfection of security interests in any assets of the Target or its subsidiaries constituting Collateral (as defined in the Existing Credit Agreement) shall not constitute a condition precedent to the availability of the Facilities or the effectiveness of the Revolver Extension on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to the requirements of the Existing Credit Agreement). For the avoidance of doubt, the representation set forth in paragraph 1 of Exhibit C shall not be a Specified Representation. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

7.
Limitation on Liability; Indemnity; Settlement.

(a) Limitation on Liability.

Notwithstanding any other provision of this Commitment Letter, (i) in no event shall any Commitment Party, any of their respective affiliates or their respective officers, directors, employees, agents, controlling persons, advisors, attorneys or other representatives (each an “Arranger-Related Person”) shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Arranger-Related Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Sponsor (or any of their respective affiliates), the Target (or any of its subsidiaries or affiliates) or any Arranger-Related Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Party is entitled to indemnification under subsection (b) of this Section 7.

(b) Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors, attorneys and other representatives of each of the foregoing and their successors and permitted assigns (other than Lenders that are not Initial Lenders) (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agent, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agent identified in the Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account of our relationship with such counsel). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Facilities Documentation upon execution and delivery thereof and thereafter shall have no further force and effect.

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (3) the respective agents, advisors, attorneys and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

(c) Settlement.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. It is further agreed that the Commitment Parties shall be severally liable in respect of their commitments to the Facilities, on a several, and not joint basis with any other Lender.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

8.
Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Sponsor, the Target and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Target or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates may be full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target (and its affiliates), the Target’s and your respective customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Target (and its affiliates) or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target, you and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and your and their respective subsidiaries and affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you and the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Target or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or the Target or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Target or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you agree not to assert, to the fullest extent permitted by law, any claims you may have with respect to such transactions or the process leading thereto against us or our affiliates for alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equityholders, employees or creditors.

In addition, please note that each Commitment Party (or its affiliate) has been retained by you as a financial advisor (in such capacities, the “Financial Advisors”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of the Financial Advisors, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each of the Commitment Parties hereto acknowledges (i) the retention of each other Commitment Party as a Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to any Commitment Party on the part of any other Commitment Party or any of their respective affiliates.

9.
Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Sponsor and to any of your or the Sponsor’s affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Target, its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining (or confirming) public ratings for the Borrower and the Facilities, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Facilities or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) if the fee amounts payable pursuant to the Fee Letter and the economic terms of the “Market Flex Provisions” in the Fee Letter, and such other portions as mutually agreed, have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis and (vi) you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheet and other exhibits and attachments hereto) to any additional joint bookrunner, arranger, agent, co-agent, manager or co-manager to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Sponsor, the Borrower, the Target or any of your or their respective subsidiaries and affiliates, (d) to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective subsidiaries and affiliates, (e) to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information, (f) to such Commitment Party’s affiliates and to its and their respective employees, officers, directors, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) (the persons identified in this clause (f), collectively, the “Related Parties”), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) to the extent you consent in writing to any specific disclosure or (i) to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information

Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the funding thereunder to the extent that such provisions are binding on such Commitment Parties.

Subject to the immediately preceding sentence, the confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

10.
Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than, subject to the second paragraph of Section 3, by the Initial Lenders in connection with the syndication of the Facilities) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). Except as contemplated by Section 2 hereof, this Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Electronic transmission shall be deemed to include any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record (“Electronic Signatures”), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paperbased recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter (including the exhibits hereto), together with the Fee Letter and any other letter agreement entered into with any of the Commitment Parties on or prior to the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to our commitments with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM,

CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware as applied to the Acquisition Agreement, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Any Joint Bookrunner may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent described in the first paragraph of Section 6 of this Commitment Letter.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower, the Target, Holdings and the other Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), syndication, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 and the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation (to the extent covered therein) upon the funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any of the Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the relevant Facility as of the date hereof).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties (or their legal counsel on behalf of the Commitment Parties), executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on February 29, 2024. The Initial Lenders’ respective commitments and the obligations of the Commitment Parties hereunder will expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Facilities and our other undertakings in connection therewith available for you until the earliest of (i) after execution and delivery of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Facilities and (iii) 11:59 p.m., New York City time on the date that is five business days after the Outside Date (as defined in, and as may be extended pursuant to, the Acquisition Agreement as in effect as of the date hereof) (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing. The termination of any commitment pursuant to this paragraph will not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter that occurred prior to such termination.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By: /s/ Scott Tolchin
Name: Scott Tolchin
Title: Managing Director

BOFA Securities, inc.

By: /s/ Scott Tolchin
Name: Scott Tolchin
Title: Managing Director

[Signature Page to Project Starter Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

Barclays banks plc

By: /s/ Jeremy Hazan
Name: Jeremey Harzan
Title: Managing Director

[Signature Page to Project Starter Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

bank of montreal

By: /s/ Kamran Khan
Name: Kamran Khan
Title: Managing Director

bMO Capital Markets CORP.

By: /s/ David Lynch
Name: Kamran Khan
Title: Managing Director

[Signature Page to Project Starter Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

jefferis finance llc

By: /s/ E.J. Hess
Name: E.J. Hess
Title: Managing Director

[Signature Page to Project Starter Commitment Letter]

ROYAL BANK OF CANADA

By: /s/ Charles D. Smith
Name: Charles D. Smith
Title: Managing Director, Head of Leveraged Finance

[Signature Page to Project Starter Commitment Letter]

Accepted and agreed to as of
the date first above written:

FIRST ADVANTAGE HOLDINGS, LLC

By: /s/ Bret Jardine
Name: Bret Jardine
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Project Starter Commitment Letter]

EXHIBIT A

Project Starter
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”), in the Commitment Letter or in the Existing Credit Agreement. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

First Advantage Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), intends to acquire, directly or indirectly (the “Acquisition”), the equity interests of a company previously identified to us and code-named “Starter” (the “Target”), from the equity holders thereof (collectively, the “Sellers”). The Borrower intends to consummate the Acquisition pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended, the “Acquisition Agreement”), by and among First Advantage Corporation, a corporation organized under the laws of the State of Delaware, Starter Merger Sub, Inc., a newly formed corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of the Borrower (“Merger Sub”) and the Target, pursuant to which (i) Merger Sub will merge with and into the Target (the “Merger”), with the Target being the surviving entity of the Merger and (ii) except with respect to certain Sellers who may be given the opportunity to rollover or reinvest capital stock, restricted stock units, profits interests and/or options into the Borrower or one or more of its affiliates, the Sellers will receive cash consideration and stock consideration (the “Acquisition Consideration”) in exchange for their capital stock or stock equivalent, restricted stock units, profits interests and/or options in the Target. Immediately after giving effect to the Merger and the other Transactions, the Target will be a wholly-owned direct or indirect subsidiary of the Borrower.

In connection with the foregoing, it is intended that:

a)
The Borrower will (i) obtain up to $1,820 million under a senior secured term loan facility described in Exhibit B to the Commitment Letter (the “Incremental Term Loan Facility”), which is intended to be incurred as an incremental term loan under the Existing Credit Agreement, (ii) obtain commitments in an aggregate principal amount of $150 million to increase the Revolving Credit Facility under the Existing Credit Agreement as described in Exhibit B to the Commitment Letter (the “Incremental Revolving Commitments” and, together with the Incremental Term Loan Facility, the “Facilities”) and (iii) obtain commitments to extend the maturity date of the Increased Revolving Credit Facility to the New Revolving Maturity Date (the “Revolver Extension”).
b)
All principal, accrued but unpaid interest, fees and other amounts (other than contingent obligations not then due and payable) outstanding on the Closing Date under the credit agreement, dated as of November 29, 2022, by and among Sterling Infosystems, Inc., as borrower, Sterling Intermediate Corp., the other guarantors party thereto, KeyBank National Association, as administrative agent, and the other parties thereto (as amended, supplemented or otherwise modified, the “Existing Target Credit Agreement”) shall be repaid in full in connection with, and substantially concurrently with the closing of, the Transactions, and all commitments to lend and guarantees and security in connection therewith shall have been terminated and/or released or customary arrangements for such termination and/or release shall have been agreed upon with the Administrative Agent (the “Refinancing”).

A-1

c)
The proceeds of the Facilities on the Closing Date will be applied to pay (i) the Acquisition Consideration, (ii) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Starter
$1,820 Million Incremental Term Loan Facility

$150 Million Incremental Revolving Commitments
Summary of Principal Terms and Conditions2

Borrower:

First Advantage Holdings, LLC, a Delaware limited liability company (the “Borrower”), the borrower under that certain First Lien Credit Agreement, dated as of January 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”) among Fastball Parent, Inc., a Delaware corporation (“Holdings”), the Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Collateral Agent and an Issuing Bank.

Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent and Collateral Agent:

Bank of America, N.A. (in its capacity as administrative agent under the Existing Credit Agreement) will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:

Each of BofA Securities, Barclays, BMOCM, Jefferies and RBCCM will act as a lead arranger (together with any additional lead arrangers appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and each of BofA Securities, Barclays, BMOCM, Jefferies and RBCCM will act as bookrunners (together with any additional bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Facilities, and each will perform the duties customarily associated with such roles.

Facilities:

(A) An incremental senior secured term loan facility (the “Incremental Term Loan Facility”) in an aggregate principal amount of up to $1,820 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Fee Letter.

(B) Incremental commitments in respect of the Revolving Credit Facility in an aggregate principal amount of $150 million (the “Incremental Revolving Commitments”; and, together with the Incremental Term Loan Facility, the “Facilities”), which shall be structured as a fungible Revolving Credit Commitment Increase to the existing Revolving Credit Facility under the Existing Credit Agreement in accordance with the terms and conditions of the Existing Credit

2 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto, or in the Existing Credit Agreement.

Agreement (the existing Revolving Credit Facility as increased by the Incremental Revolving Commitments, the “Increased Revolving Credit Facility”).
Incremental Facilities:

Consistent with such provisions included in the Existing Credit Agreement; provided that, only during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date (the “MFN Sunset”) and only with respect to any Incremental Term Loans (as defined in the Existing Credit Agreement) incurred after the Closing Date (“New Incremental Term Loans”) in the form of broadly syndicated U.S. dollar-denominated term B loans that are incurred pursuant to clause (a) and/or (b) of the Incremental Cap (other than any such New Incremental Term Loans incurred in reliance on any portion of clause (b) thereof that is attributable to permanent commitment reductions of revolving credit facilities) that are secured by liens on the Collateral ranking equal in priority with the liens on the Collateral securing the Secured Obligations and mature on or prior to the maturity date of the Incremental Term Loan Facility (the “MFN Maturity Limitation”), and except (1) with respect to New Incremental Term Loans incurred in connection with an investment or an acquisition and (2) with respect to New Incremental Term Loans incurred pursuant to clause (a) and/or (b) of the Incremental Cap in an aggregate principal amount of up to the greater of (x) $575 million and (y) 100% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available (this clause (2), the “MFN Excluded Amount”), in the event that the interest rate margins for any such New Incremental Term Loans are higher than the interest rate margins for the Incremental Term Loan Facility by more than 75 basis points (the “MFN Margin”), then the interest rate margins for the Incremental Term Loan Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such New Incremental Term Loans minus 75 basis points, with such interest rate margins determined in the manner set forth in the Existing Credit Agreement (the “MFN Protection”).

Purpose:

(A) The proceeds of the borrowing under the Incremental Term Loan Facility will be used by the Borrower and its subsidiaries, together with cash on hand at the Target, the Borrower and their respective subsidiaries, to pay the Acquisition Funds (including, at the Borrower’s election, to fund original issue discount or upfront fees required pursuant to the “Market Flex Provisions” in the Fee Letter) to the extent otherwise permitted above and any other use not prohibited by the Facilities Documentation.

(B) The Increased Revolving Credit Facility will be used by the Borrower and its restricted subsidiaries for working capital and for other general corporate purposes (including to finance the Transactions and any other transactions not prohibited by the Existing Credit Agreement, as amended by the Facilities Documentation).

Availability:

(A) The Incremental Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Incremental Term Loan Facility that are repaid or prepaid may not be reborrowed.

(B) The Increased Revolving Credit Facility will be available to the Borrower on the Closing Date, subject to borrowing mechanics as set forth in the Existing Credit Agreement.

Interest Rates and Fees for the Incremental Term Loan Facility:

Term SOFR plus 3.25% or Alternate Base Rate plus 2.25%.

From and after the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the shall be subject to two 25 basis point stepdowns at First Lien Leverage Ratios (based on the Consolidated EBITDA of the Borrower and its subsidiaries for the previously ended four fiscal quarter period for which financial statements have been delivered) that are 0.50x and 1.00x, respectively, less than the First Lien Leverage Ratio of the Borrower and its subsidiaries on the Closing Date (based on the Consolidated EBITDA of the Borrower and its subsidiaries for the most recently ended four fiscal quarter period prior to the Closing Date for which financial statements have been delivered) after giving effect to the Transactions (the “Margin Step-Downs”).

“Term SOFR” has the meaning assigned to such term in the Existing Credit Agreement; provided that, if Term SOFR is less than 0.00% per annum, then Term SOFR with respect to the Incremental Term Loan Facility shall be deemed to be 0.00% per annum.

“Alternate Base Rate” has the meaning assigned to such term in the Existing Credit Agreement.

Final Maturity and Amortization:

The Incremental Term Loan Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Incremental Term Loan Facility with the balance payable on the maturity date thereof.

The Increased Revolving Credit Facility will mature on the earlier of (i) the date that is five years after the Closing Date (the “RCF Stated Maturity Date”) and (ii) the Revolver Springing Maturity Date (such earlier date, the “New Revolving Maturity Date”).

“Revolver Springing Maturity Date” means, in the event that (x) more than $200,000,000 in aggregate principal amount of any Existing Term Loans (or any refinancing indebtedness in respect thereof) are outstanding on the date that is 91 days prior to the Term Maturity Date (such date, the “Revolver Springing Maturity Date”) and (y) such Existing Term Loans (or such refinancing indebtedness) have not otherwise been extended or refinanced such that their scheduled final maturity date and Weighted Average Life to Maturity, in each case, is no earlier than 91 days after the RCF Stated Maturity Date, the date that is 91 days prior to the Term Maturity Date.

Guarantees and Security:	Same as the term loans outstanding under the Existing Credit Agreement as of the Closing Date (the “Existing Term Loans”) and the Revolving Credit Facility under the Existing Credit Agreement.
Mandatory Prepayments:	The Incremental Term Loan Facility will benefit from the mandatory prepayment provisions included in the Existing Credit Agreement.
Voluntary Prepayments:

Voluntary prepayments of borrowings under the Incremental Term Loan Facility will be permitted at any time, in the minimum principal amounts set forth in the Existing Credit Agreement, without premium or penalty; provided that any voluntary prepayment or refinancing (other than a refinancing of the Incremental Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering, Material Acquisition (as defined in the Existing Credit Agreement), Material Disposition (as defined in the Existing Credit Agreement) or an increase in the aggregate principal amount of Term Loans (including by adding a new Class of Term Loans)) of the Incremental Term Loan Facility with other broadly syndicated U.S. dollar-denominated term loan B financings under credit facilities with a lower Effective Yield (as defined in the Existing Credit Agreement) than the Effective Yield of the Initial Term Loan Facility, or any amendment (other than an amendment of the Initial Term Loan Facility in connection with any transaction that would, if consummated, constitute a change of control, an initial public offering, a Material Acquisition, a Material Disposition or an increase in the aggregate principal amount of Term Loans (including by adding a new Class of Term Loans) that reduces the Effective Yield of the Incremental Term Loan Facility, in either case that occurs prior to the date that is six months following the Closing Date and the primary purpose of which is to lower the Effective Yield on the Incremental Term Loan Facility, shall be subject to a prepayment premium of 1.00% of the principal amount of the Incremental Term Loan Facility so prepaid, refinanced or amended.

Conditions to Borrowing:

Subject to the Limited Conditionality Provisions, the availability of the borrowing and other extensions of credit under the Facilities on the Closing Date will be subject solely to (a) delivery of a customary borrowing/issuance notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default, (b) the accuracy of the Specified Representations in all material respects (subject to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects, (c) the accuracy of the Specified Acquisition Agreement Representations in all material respects; provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects, (d) the absence of any payment or bankruptcy Event of Default on the Signing Date and (e) the applicable conditions expressly set forth in Exhibit C to the Commitment Letter.

Facilities Documentation:

The definitive financing documentation for the Facilities will be documented as an Incremental Facilities Amendment to the Existing Credit Agreement (the “Facilities Documentation”), which shall be initially drafted by counsel for the Borrower and contain the terms set forth in this Exhibit B (subject to the right of the Lead Arrangers, acting together, to exercise the “Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth or referred to in this Exhibit B, will (a) be negotiated promptly in good faith, and taking into account the timing of the syndication of the Facilities and the expected timing of the Acquisition, and (b) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms as the Borrower and the Lead Arrangers shall reasonably agree.

Representations and Warranties, Covenants,	Same as the Existing Term Loans and the Revolving Credit Facility under the Existing Credit Agreement, as applicable.

Events of Default and Other Provisions:
Financial Maintenance Covenant:	With respect to the Incremental Term Loan Facility: None. With respect to the Incremental Revolving Commitments: As set forth in the Existing Credit Agreement.
Governing Law and Forum:	New York.
Counsel to the Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

Exhibit C

Project Starter
Facilities
Summary of Additional Conditions3

The borrowing under the Facilities and the effectiveness of the Revolver Extension on the Closing Date are subject solely to the satisfaction or waiver by the Commitment Parties of the applicable conditions set forth in the section entitled Conditions in the body of the Commitment Letter, the section entitled “Conditions to Borrowing” in Exhibit B to the Commitment Letter and the following conditions (subject in all respects to the Limited Conditionality Provisions):

1.
No Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred since the date of the Acquisition Agreement that is continuing.
2.
The Acquisition shall have been consummated, or substantially simultaneously with the borrowings under Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by the Borrower (or any of its affiliates) thereto, other than those modifications, amendments, consents or waivers by the Borrower (or its affiliate) that are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such when taken as a whole (it being understood that any modification, amendment, consent or waiver to the definition of Company Material Adverse Effect shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties), unless consented to in writing by the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Facilities (the “Required Lead Arrangers”) (such consent not to be unreasonably withheld, delayed or conditioned); provided that the Required Lead Arrangers shall be deemed to have consented to such amendment, supplement, waiver or modification unless they shall object in writing thereto within three business days of being notified or otherwise becoming aware of such amendment, waiver or modification; provided, further, that that any modification, amendment or express waiver or consents by the Borrower (or its affiliate) that results in (a) a reduction in the Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Parties if such reduction is applied on a dollar for dollar basis to reduce the amount of the Incremental Term Loan Facility and (b) an increase in the Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Parties if such increase is not funded with indebtedness for borrowed money or disqualified stock of the Borrower or any of its subsidiaries.
3.
Substantially simultaneously with the borrowing under the Incremental Term Loan Facility and the consummation of the Acquisition, the Refinancing shall be consummated.
4.
The Administrative Agent and the Lead Arrangers shall have received all documentation at least three business days prior to the Closing Date and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable

3 All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto, or in the Existing Credit Agreement. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

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“know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
5.
The closing of the Facilities shall occur on or before the Expiration Date.
6.
(a) The execution and delivery by the Borrower and the Guarantors of the Facilities Documentation for the Facilities which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions and (b) delivery to the Lead Arrangers of a customary legal opinion, customary officer’s closing certificates, organizational documents (or a certification that there have been no changes to such organizational documents since the closing of the Existing Credit Agreement or any amendments thereto), customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable) and a solvency certificate, as of the Closing Date and after giving effect to the Transactions, of a senior financial executive or officer of the Borrower or Holdings, in each case consistent with those delivered in connection with the closing of the Existing Credit Agreement.
7.
All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the borrowings under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).
8.
The Closing Date shall not occur prior to April 30, 2024.

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